                                                                   EXHIBIT 10.12


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                               I-FLOW CORPORATION

                                    "PARENT"



                            SPINAL ACQUISITION CORP.

                                     "NEWCO"



                            SPINAL SPECIALTIES, INC.

                                    "COMPANY"



                                       AND



                               THE SHAREHOLDERS OF
                            SPINAL SPECIALTIES, INC.

                                    "SELLERS"




                                January 13, 2000

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS..................................................................      5

ARTICLE II MERGER AND REORGANIZATION...................................................      9
   Section 2.1       Merger............................................................      9
   Section 2.2       Purchase Price....................................................      9
   Section 2.3       Closing...........................................................     11
   Section 2.4       Payment and Holdback..............................................     12
   Section 2.5       Closing Obligations...............................................     12
   Section 2.6       Post Closing Obligations..........................................     13
   Section 2.7       Effect of the Merger..............................................     13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF  THE COMPANY AND SELLERS.................     14
   Section 3.1       Organization and Good Standing....................................     14
   Section 3.2       Authority of Sellers; No Breach...................................     14
   Section 3.3       Capitalization....................................................     15
   Section 3.4       Financial Statements..............................................     15
   Section 3.5       Licenses and Permits..............................................     16
   Section 3.6       Books and Records.................................................     16
   Section 3.7       Title to Properties; Encumbrances.................................     17
   Section 3.8       Conditions and Sufficiency of Assets..............................     17
   Section 3.9       Accounts Receivable...............................................     17
   Section 3.10         Inventory......................................................     17
   Section 3.11         Backlog; Customers.............................................     18
   Section 3.12         No Undisclosed Liabilities.....................................     18
   Section 3.13         Absence of Certain Changes.....................................     18
   Section 3.14         Progress Payments..............................................     19
   Section 3.15         Environmental Matters..........................................     19
   Section 3.16         Intangible Personal Property...................................     20
   Section 3.17         Labor and Employment Agreement.................................     20
   Section 3.18         Employee Benefit Plans; ERISA..................................     21
   Section 3.19         Material Contracts and Relationships...........................     23
   Section 3.20         Absence of Certain Business Practices..........................     24
   Section 3.21         Transactions with Related Parties..............................     24
   Section 3.22         Compliance with Laws...........................................     25
   Section 3.23         Regulatory Approvals...........................................     25
   Section 3.24         Litigation.....................................................     25
   Section 3.25         Taxes..........................................................     25
   Section 3.26         Insurance......................................................     26
   Section 3.27         No Brokerage Fees..............................................     26
   Section 3.28         Product Warranty and Liability.................................     26
   Section 3.29         Consents and Approvals.........................................     27
   Section 3.30         Bank Accounts..................................................     27
   Section 3.31         Securities Matters.............................................     27


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
   Section 3.32         Indebtedness...................................................     28
   Section 3.33         Disclosure.....................................................     28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..........................     29

   Section 4.1       Organization......................................................     29
   Section 4.2       Authority of Parent and Newco.....................................     29
   Section 4.3       No Brokerage Fees.................................................     29
   Section 4.4       Stock Consideration...............................................     30
   Section 4.5       Disclosure........................................................     30
   Section 4.6       Consents and Approvals............................................     30
   Section 4.7       Knowledge and Expertise...........................................     30

ARTICLE V CERTAIN AGREEMENTS AND UNDERSTANDINGS........................................     30

   Section 5.1       Collection of Other Assets........................................     30
   Section 5.2       Conduct of Business...............................................     31
   Section 5.3       No Solicitation...................................................     32
   Section 5.4       Access and Information............................................     32
   Section 5.5       Public Announcements..............................................     33
   Section 5.6       Confidentiality...................................................     33
   Section 5.7       Further Actions...................................................     33
   Section 5.8       Document Retention................................................     34

ARTICLE VI CLOSING CONDITIONS..........................................................     34

   Section 6.1       Conditions to Obligation of Sellers...............................     34
   Section 6.2       Conditions to Obligation of Parent and Newco......................     35

ARTICLE VII INDEMNIFICATION............................................................     36

   Section 7.1       Indemnification by Sellers........................................     36
   Section 7.2       Indemnification by Parent and Newco...............................     37
   Section 7.3       Claims for Indemnification........................................     38
   Section 7.4       Defense Claims....................................................     38
   Section 7.5       Interest..........................................................     39
   Section 7.6       Manner of Indemnification.........................................     39
   Section 7.7       Additional Limitations on Indemnification.........................     39
   Section 7.8       Release of Claims Against the Company.............................     39

ARTICLE VIII TERMINATION...............................................................     40

   Section 8.1       Termination.......................................................     40
   Section 8.2       Effect of Termination.............................................     41

ARTICLE IX MISCELLANEOUS...............................................................     41

   Section 9.1       Fees and Expenses.................................................     41
   Section 9.2       Notices...........................................................     41
   Section 9.3       Attorneys' Fees and Costs.........................................     42
   Section 9.4       Assignability and Parties in Interest.............................     42
   Section 9.5       Governing Law.....................................................     42
   Section 9.6       Counterparts......................................................     42


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

   Section 9.7       Complete Agreement................................................     42
   Section 9.8       Modifications Amendments and Waivers..............................     43
   Section 9.9       Due Diligence Investigation; Knowledge............................     43
   Section 9.10         Limit on Interest..............................................     43
   Section 9.11         Post Closing Matters; Further Assurances.......................     43
   Section 9.12         Contract Interpretation; Construction of Agreement.............     43
   Section 9.13         Survival of Representations and Warranties.....................     43
   Section 9.14         Arbitration....................................................     44
   Section 9.15         Severable Provisions...........................................     44

EXHIBIT A SHAREHOLDERS AND SHARE HOLDINGS..............................................     --

EXHIBIT 2.5(A)(II) EMPLOYMENT AGREEMENT................................................     --

EXHIBIT 2.5(A)(III) NONCOMPETITION AGREEMENT...........................................     --

EXHIBIT 2.5(A)(VIII) AT-WILL EMPLOYMENT AGREEMENT......................................     --


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

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 13, 2000 by and among I-Flow Corporation, a California corporation ("Parent"), Spinal Acquisition Corp., a Delaware corporation ("Newco"), Spinal Specialties, Inc., a Texas corporation (the "Company"), and each of the persons named on Exhibit A hereto (all such persons, "Sellers"), such Sellers being all of the shareholders of the Company.

         WHEREAS, Sellers own all of the issued and outstanding shares of the Company's Common Stock, no par value (the "Shares");

         WHEREAS, the parties hereto desire to merge the Company with and into Newco, with Newco to continue as the surviving corporation and the separate corporate existence of the Company to cease at such time;

         WHEREAS, for federal income tax purposes, it is intended by all parties that the Merger qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986 (the "Code"), as amended, and that this Agreement constitutes a plan of reorganization under Section 368 of the Code;

         WHEREAS, in furtherance of the Merger, the Boards of Directors of Parent, Newco, and the Company have each approved the Merger in accordance with applicable laws and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance of the Merger, the shareholders of Newco and the Company each approve the Merger hereby upon execution of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated below:

         "Accounts Receivable" shall have the meaning set forth in Section 3.9.

         "Affiliate" shall mean, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship of parent, child, spouse or sibling with such other Person, and such meaning shall include without limitation subsidiaries, divisions, departments, partners, joint venturers, product lines or products (the terms "controls," "controlled" or "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

         "Affiliated Parties" shall have the meaning set forth in Section 7.1.

         "Agreement" shall have the meaning set forth in the Preamble.

         "At-Will Employment Agreements" shall have the meaning set forth in
Section 2.5(a)(viii).

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.).

         "Closing" shall have the meaning set forth in Section 2.3.

         "Closing Date" shall have the meaning set forth in Section 2.3.

         "Closing Value" shall mean the average of the last sale price of Parent's common stock for the five business days ending three business days prior to Closing, as reported on the Nasdaq SmallCap Market.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the Preamble.

         "Company Employee Plans" shall have the meaning set forth in Section 3.18.

         "Contracts" shall mean all of the contracts, purchase orders and agreements (whether written or oral) to which the Company is a party or by which it is bound.

         "Delaware Law" means the Delaware General Corporation Law, as amended.

         "Effective Time" shall have the meaning set forth in Section 2.3(b).

         "Employment Agreements" shall have the meaning set forth in Section 2.5(a)(ii).

         "Employment-related Agreements" shall mean (i) any employment, consulting, collective bargaining or similar agreement, whether written or oral, to which the Company is a party or by which it is bound, (ii) any plan, agreement or arrangement sponsored by or contributed to by the Company, including, without limitation, any life or health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, stock purchase, stock option, holiday, vacation, severance pay, sick pay, sick leave, disability, educational assistance, tuition refund, service award, company car, scholarship, relocation, fringe benefit, severance contracts, pension arrangements, and other policies, practices or commitments, whether written or unwritten, providing employee or executive compensation or benefits to employees of the Company, (iii) any employee benefit plan as defined in Section 3(3) of ERISA, and (iv) any arrangement or understanding for the payment of post-retirement benefits.

         "Environmental Protection Laws" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to toxic or hazardous substances or (ii) pollution or protection of the environment or natural resources, including, without limitation, CERCLA; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.); the Clean Water Act (33 U.S.C.
Section 1251 et seq.); the Safe Drinking Water Act (14 U.S.C. Section 1401 et seq.); the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.); the Clean Air Act (42 U.S.C. Section 7401 et seq.); and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001-11005, 11021-11023, and 11041-11050).

         "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

         "Equipment" shall mean all equipment, machinery, tools, vehicles, computers, software and furniture owned by the Company.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" of the Company shall mean any other Person that, together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         "FAR" shall mean the Federal Acquisition Regulations, as supplemented or amended from time to time.

         "Financials" shall have the meaning set forth in Section 3.4.

         "GAAP" shall mean generally accepted accounting principles as in effect at the time in question.

         "Holdback" shall have the meaning set forth in Section 2.4.

         "Indemnified party" shall have the meaning set forth in Section 7.3.

         "Indemnifying party" shall have the meaning set forth in Section 7.3.

         "Intangible Personal Property" shall have the meaning set forth in
Section 3.16.

         "Interim Balance Sheet" shall have the meaning set forth in Section 3.4(a).

         "Inventories" shall have the meaning set forth in Section 3.10.

         "IRS" shall mean the Internal Revenue Service.

         "Lease" shall have the meaning set forth in Section 3.7.

         "Licenses" shall have the meaning set forth in Section 3.16.


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
         "Material", in respect of the Company, means a fact, matter, circumstance or condition on which a reasonable businessman would expend money to correct or change, or which has a cost or value, in excess of $15,000.

         "Material Contracts" shall have the meaning set forth in Section
3.19(a)

         "Merger" shall have the meaning set forth in Section 2.1(a).

         "Newco" shall have the meaning set forth in the Preamble.

         "Noncompetition Agreements" shall have the meaning set forth in Section 2.5(a)(iii).

         "Organizational Documents" means the Articles of Incorporation and the Bylaws of the Company and any amendment thereto.

         "Person" shall mean any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

         "Prime Rate" shall mean the reference rate as reported by Bank of America, NT&SA.

         "Progress Payments" shall have the meaning set forth in Section 3.14.

         "Purchase Price" shall have the meaning set forth in Section 2.2.

         "RCRA" shall have the meaning set forth within the definition of "Environmental Protection Laws."

         "Regulated Substance" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

         "Related Parties" shall have the meaning set forth in Section 3.19(a)(viii).

         "Seller" shall mean Michael Wakely, Robert B. Keahey, Robert A. Keahey, Robert D. Duffet, Camilla B. Doe, R. Bryan Stone, and J. Elliot Cunningham, each individually.

         "Sellers" shall have the meaning set forth in the Preamble, and are Michael Wakely, Robert B. Keahey, Robert A. Keahey, Robert D. Duffet, Camilla B. Doe, R. Bryan Stone, and J. Elliot Cunningham, collectively.

         "Sellers' Closing Documents" shall have the meaning set forth in
Section 3.2(a).

         "Shares" shall have the meaning set forth in the Preamble.

         "Subsidiaries" shall mean any corporation or other Person of which the Company directly or indirectly holds securities or other interests having the power to elect a majority of such corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of such corporation or other Person.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

         "Tax" or "Taxes" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

         "Texas Law" shall mean the Texas Business Corporation Act, as amended.

         "Transactions" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

         "Unregistered Shares" shall mean shares of common stock of I-Flow Corporation that have not been registered pursuant to the Securities Act of 1933, as amended.

                                   ARTICLE II
                            MERGER AND REORGANIZATION

SECTION 2.1       MERGER.

                  (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, Delaware Law and Texas Law, the Company shall be merged with and into Newco (the "Merger"). The separate corporate existence of the Company shall cease and Newco shall continue as the surviving corporation. Newco as the surviving corporation after the Merger is hereafter sometimes referred to as the "Surviving Corporation." Upon consummation of the Merger, the corporate name of Newco shall be changed to Spinal Specialties, Inc., a Delaware corporation.

                  (b) Parent, as the sole shareholder of Newco, hereby approves and adopts this Agreement and the Merger contemplated hereby in accordance with applicable law and the Certificate of Incorporation and Bylaws of Newco.

                  (c) Sellers, as the sole shareholders of the Company, hereby approve and adopt this Agreement and the Merger contemplated hereby in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company.

SECTION 2.2       PURCHASE PRICE.

                  (a) Consideration. The purchase price (the "Purchase Price") for the Shares will be comprised of: (i) cash in the amount of $750,000, offset by an amount equal to any indebtedness of the Company at the time of the Closing in excess of $590,000, including general trade payables and any debts of the Company paid by Parent or Newco at or in connection with Closing, including payments pursuant to Section 6.1(f) (the "Cash Consideration"), and (ii) a number of Unregistered Shares equal to $750,000 divided by the Closing Value, payable no later than 5 business days after the Closing Date (the "Stock Consideration").

                  (b) Conversion. At the Effective Time, each holder of the Shares that are outstanding immediately prior to the Effective Time, other than any Dissenting Shares (defined in Section 2.2(g)), shall be entitled to receive in exchange for his or her portion of the Shares, a pro rata portion of the Purchase Price equal to that Seller's proportionate ownership of the Shares.

                  Each holder of a certificate representing any of the Shares (except for Dissenting Shares) shall, after the Effective Time, cease to have any rights with respect to such stock, except the right to receive his or her pro rata share of the Purchase Price upon the surrender of such certificate, payable in accordance with this Section 2.

                  (c) Fractional Shares. No fractional shares of Parent shall be issued in the Merger. In lieu of the issuance of any such fractional shares, Parent shall pay to each Seller who otherwise would have been entitled to receive fractional shares, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Closing Value, by (ii) the fraction of a share of Parent's stock which such holder would otherwise have been entitled to receive.

                  (d) No Subsequent Transfers; Lost, Stolen or Destroyed Certificates. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of the Company that were registered as outstanding immediately prior to the Effective Time. In the event that any registered certificate of any Seller shall have been lost, stolen or destroyed, the Surviving Corporation, upon the making of an affidavit of that fact by the Seller claiming such certificate to be lost, stolen or destroyed and an indemnification (subject to the following sentence) shall make payment of the Seller's pro rata share of the Purchase Price for the Shares represented by such certificate in accordance with this Section to persons legally entitled thereto. The Surviving Corporation, in its sole discretion and as a condition precedent to the delivery of the Seller's pro rata share of the Purchase Price, in exchange for the shares represented by such certificate, may require the owner of such lost, stolen or destroyed certificate to provide a bond or other security in such sum as it reasonably may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been so lost, stolen or destroyed.

                  (e) Tax Withholding. The right of Seller to receive the Purchase Price as provided herein shall be subject to and reduced by the amount of any required tax withholding obligation, if any. To the extent that Parent withholds taxes from payments to Sellers, Parent will provide each such Seller with documentary evidence of any amounts so withheld and information as to the basis therefore.

                  (f) Newco Capital Stock. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall continue to represent one share of issued and outstanding common stock of the Surviving Corporation and shall not be affected by the Merger.


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

                  (g) Dissenting Shares.

                           (i) Notwithstanding any provision of this Agreement
to the contrary, any holder of any of the Shares who has exercised his or her dissenter's rights and demanded payment of the fair value of such shares in accordance with Texas Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("Dissenting Shares"), shall not be converted into or represent a right to receive his/her pro rata portion of the Purchase Price pursuant to this Section, but shall only be entitled to such rights as are granted under Texas Law.

                           (ii) Notwithstanding the provisions of this Section,
if any holder of the Shares who exercise his or her dissenter's rights under Texas Law shall effectively withdraw or lose (through a failure to perfect or otherwise) such rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive his or her pro rata share of the Purchase Price applicable to such shares as provided in this Section, without interest thereon, upon surrender of the certificate(s) representing such shares.

                           (iii) The Company shall give (A) Newco and Parent
prompt notice of any exercise of any dissenter's rights by the holders of any of the Shares, withdrawals of such exercise, and any other instruments served pursuant to Texas Law and received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to dissenter's rights under Texas Law. Except with the prior written consent of Parent and Newco, the Company shall not voluntarily make any agreement or payment with respect to any demand for appraisal of the Shares or offer to settle any such demands.

SECTION 2.3       CLOSING.

                  (a) The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Parent's counsel at 4 Park Plaza, Suite 1700, Irvine, California at 10:00 a.m. (local time) on January 14, 2000, or at such other time and place as the parties may agree (the "Closing Date").

                  (b) If, at the Closing, each of the conditions set forth in
Article VI has been satisfied or any such condition is not satisfied and the party whose obligation to close is subject to the satisfaction of such condition elects to waive satisfaction of the condition, then the transactions contemplated herein shall be consummated on such date and, then and thereupon the parties hereto shall carry out the procedures specified under the applicable provisions of Delaware Law and Texas Law, to the end that the Merger shall become effective. The Merger shall be consummated and become effective by filing the Certificate of Merger (the "Delaware Certificate of Merger") with the Delaware Secretary of State and the Articles of Merger (the "Texas Articles of Merger") with the Texas Secretary of State, in such form as required by and executed in accordance with the relevant provisions of Delaware Law and Texas Law, respectively. When used in this Agreement, "Effective Time" shall mean the time at which the Delaware Certificate of Merger and the Texas Articles of Merger are so filed in accordance with Delaware Law and Texas Law, respectively.

SECTION 2.4       PAYMENT AND HOLDBACK.

         As security for Sellers' indemnities set out in Section 7.1, but without limitation of Sellers' liability under that Section, Parent shall retain out of the Cash Consideration payable under Section 2.2(a), the sum of $150,000 (the "Holdback"). From time-to-time, on not less than 10 days' prior notice to Sellers, Parent may apply all or any part of the Holdback to pay, or to provide for the payment of, any liability of Sellers arising under the indemnities contained in Section 7.1. One year from the Effective Date, Parent will pay Sellers, pro rata, a sum equal to the Holdback, minus any amounts for which Parent has given the notice provided for above by the date of the payment, plus interest on the difference thereof accrued at the Prime Rate and compounded monthly.

         Nothing in this Section will be construed as limiting the liability of Sellers under this Agreement to the amount of the Holdback, nor will that amount be considered as liquidated damages for any breach under this Agreement.

SECTION 2.5       CLOSING OBLIGATIONS.

                  (a) At the Closing, the Company and Sellers will deliver, or cause to be delivered, to Parent and Newco:

                           (i) certificates representing all of the Shares, duly
endorsed (or accompanied by duly executed stock powers), for transfer to Newco;

                           (ii) employment agreements, executed by Michael
Wakely and Robert B. Keahey, in the form of Exhibit 2.5(a)(ii) (the "Employment Agreements");

                           (iii) noncompetition agreements, executed by Michael
Wakely and Robert B. Keahey, in the form of Exhibit 2.5(a)(iii) (the "Noncompetition Agreements");

                           (iv) a certificate executed by Sellers representing
and warranting to Parent and Newco (A) that each of his or her and the Company's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date and (B) as to the amount of cash on hand in the Company and the amount of indebtedness of the Company at Closing (including amounts to be paid by Parent pursuant to Section 6.1(f));

                           (v) assignments, in form and substance satisfactory
to Parent and Newco, executed by Sellers, transferring to the Company each such persons' respective rights, title and interest in and to any assets, including trade secrets or intellectual property, made use of by the Company in the conduct of its business;

                           (vi) written evidence of termination of any Company
Employee Plans other than United Healthcare health insurance policy identified on Schedule 3.18;

                           (vii) written resignations and releases, effective as
of the Closing Date, executed by all directors, officers and employees of the Company;


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

                           (viii) at-will employment agreements, executed by all
employees of the Company other than Michael Wakely and Robert B. Keahey, in the form of Exhibit 2.5(a)(viii) (the "At-Will Employment Agreements");

                           (ix) signature cards and executed powers of attorney
for all bank accounts identified on Schedule 3.30 hereto; and

                           (x) payoff letters relating to all debts listed on
Schedule 6.1 executed by all creditors and lien holders listed thereon.

                  (b) At the Closing Parent or Newco will deliver to Sellers:

                          (i) a sum equal to the Cash Consideration minus the
Holdback and a certificate stating the number of Unregistered Shares that will be paid in satisfaction of the Stock Consideration, with the actual stock certificates to be delivered within 5 business days from the Closing Date;

                           (ii) a certificate executed by Parent and Newco to
the effect that each of Parent and Newco's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                           (iii) the Employment Agreements, executed by Newco
and Parent;

                           (iv) the Noncompetition Agreements, executed by Newco
and Parent; and

                           (v) the At-Will Employment Agreements executed by
Newco.

SECTION 2.6       POST CLOSING OBLIGATIONS.

         Within 5 business days after the Closing, Parent will deliver to Sellers certificates representing the Stock Consideration.

SECTION 2.7       EFFECT OF THE MERGER.

         At the Effective Time:

                  (a) the Company will be merged with and into Newco, with Newco as the Surviving Corporation;

                  (b) the separate existence of the Company will cease and the Surviving Corporation shall succeed, without other transfer, to all rights and properties of the Company and shall be subject to all the debts and liabilities of the Company;

                  (c) the Certificate of Incorporation of Newco will be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be changed to Spinal Specialties, Inc.);

                  (d) the Bylaws of Newco shall be the Bylaws of the Surviving Corporation;

                  (e) the directors and officers of Newco shall be the directors and officers of the Surviving Corporation, each to serve until his or her successor has been duly elected and qualified or otherwise as provided by law;

                  (f) the Surviving Corporation's principal executive office shall be located in the State of California;

                  (g) the Merger, from and after the Effective Time, shall have all the effects provided by Delaware Law, Texas Law and any other applicable law.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND SELLERS

         Sellers and the Company jointly and severally, hereby represent and warrant to Parent and Newco that:

SECTION 3.1       ORGANIZATION AND GOOD STANDING.

         Schedule 3.1 is a complete and accurate list, for the Company, of its name, jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The Company is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be qualified, if required, could not result in a material liability to the Company. The Company does not have and has never had any Subsidiaries or Affiliate companies.

SECTION 3.2       AUTHORITY OF SELLERS; NO BREACH.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and Sellers, enforceable against the Company and Sellers in accordance with its terms. Upon the execution and delivery by Sellers of this Agreement and the other agreements required to be delivered by Sellers, or any of them, pursuant to Section 2.5 hereof (collectively, the " Sellers' Closing Documents"), the Sellers' Closing Documents will, to the extent any such Seller is a party thereto, constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. The Company and Sellers each have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and, to the extent any such Seller is a party thereto, the Sellers' Closing Documents, and to perform their respective obligations under this Agreement and, to the extent any such Seller is a party thereto, the Sellers' Closing Documents.

                  (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) violate any provision of the Articles of
Incorporation or Bylaws of the Company;

                           (ii) violate any laws of the United States, or any
state or other jurisdiction applicable to Sellers or the Company or require Sellers or the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

                           (iii) result in a violation or any breach of,
constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Sellers or the Company is a party or by which he or his, or it or its, properties is bound; or

                           (iv) result in the creation or imposition of any
lien, charge, encumbrance or restriction upon any of the Shares or any assets of the Company.

SECTION 3.3       CAPITALIZATION.

         The authorized equity securities of the Company consists entirely of 10,000,000 shares of Common Stock, of which 104,000 shares are issued and outstanding (the "Shares"). Sellers are, and will be on the Closing Date, the record and beneficial owners and holders of the Shares, free and clear of any and all liens, encumbrances, security agreements, options, claims, charges and restrictions. Each Seller owns the number of Shares set forth opposite his/her or its name on Exhibit A. No legend or other reference to any purported encumbrance appears upon any certificate representing the Shares. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding warrants, stock options or other Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended, any state securities laws, or any other legal requirement. The Company does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

SECTION 3.4       FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent and Newco: (i) unaudited balance sheets of the Company as of December 31 in each of the years 1996, 1997 and 1998, and the related unaudited statements of operations, for each of the fiscal years then ended, and (ii) an unaudited balance sheet of the Company as of November 30, 1999 (the "Interim Balance Sheet") and the related unaudited statements of operations for the eleven months then ended, excluding in each case any notes thereto. Such financial statements (the "Financials") are complete and correct, and fairly present the financial condition and the results of operations, of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied throughout the periods covered.

                  (b) The Financials have been prepared from, and are consistent with, the accounting books and records of the Company. There are no material transactions, agreements or accounts that have not been properly reflected in the Financials and recorded in the accounting books and records of the Company underlying the Financials. All transactions with Related Parties, including, but not limited to, sales, purchases, loans, transfers, leasing arrangements, guarantees and amounts receivable from or payable to Related Parties, have been properly reflected in the Financials and recorded in the accounting books and records of the Company. For purposes of the Financials, revenue, including sales under fixed price contracts, has been recognized upon shipment of products, and not on the percentage completion method or any other method. The Financials reflect all costs and expenses incurred in connection with the business of the Company throughout the respective periods covered. The Financials contain and reflect the establishment and inclusion in the balance sheets, and in cost of goods sold or operating expense, for the respective periods covered of all appropriate accruals and reserves affecting the carrying value of the assets and liabilities of the Company. Liabilities for amounts unpaid to suppliers are recorded for all items included in inventories at each of the respective balance sheet dates of the Financials, and all quantities billed to customers at those dates are excluded from the inventory balances. Adequate provision has been made in the Financials for all anticipated losses on contracts, including contracts on which work has not started. Except for the liabilities reflected in the Financials or as otherwise specifically disclosed in Schedules to this Agreement, there are no other liabilities, obligations or gain or loss contingencies that would be required by GAAP to be accrued or disclosed in notes to the Financials, or considered for disclosure in notes to the Financials. The Financials do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business.

SECTION 3.5       LICENSES AND PERMITS.

         The Company has received and holds all permits, registrations, licenses, franchises, certifications and other approvals required from federal, state or local authorities in order for the Company to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used including, but not limited to, a Medical Device Facility license in good standing issued by the Federal Food and Drug Administration ("FDA"), a Medical Device Facility license, and a Wholesale Drug Distributor license, both in good standing, issued by the State of Texas Department of Health.

SECTION 3.6       BOOKS AND RECORDS.

         The accounting books and records, minute books, stock record books, and other records of the Company, all of which have been made available to Parent and Newco, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

SECTION 3.7       TITLE TO PROPERTIES; ENCUMBRANCES.

         Schedule 3.7 contains a complete and accurate list of all real property leaseholds, or other interests in real property, owned by the Company. The Company does not own any real property. The Company owns all the properties and assets that it purports to own, including all of the properties and assets reflected in the Financials (except for items of Inventory sold since the date of the Interim Balance Sheet, in the ordinary course of business and consistent with past practice). Except as disclosed on Schedule 3.7, all properties and assets reflected in the Financials are free and clear of all encumbrances or limitations of any nature. Each lease (a "Lease") of real property to which the Company is a party is valid, binding, enforceable and in full force and effect. No default or breach has occurred under any Lease, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a breach or default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

SECTION 3.8       CONDITIONS AND SUFFICIENCY OF ASSETS.

         The buildings, plants, structures, and equipment owned or used by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the date hereof.

SECTION 3.9       ACCOUNTS RECEIVABLE.

         All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Each of the Accounts Receivable either has been or will be collected in full, without any set-off. There is no contest, claim or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

SECTION 3.10      INVENTORY.

         All inventories of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Inventories") are stated at the lower of cost or market, cost being determined on the actual cost basis, and due provision has been made to reduce all slow-moving, obsolete, or unusable inventories to their estimated useable or scrap values. Except for finished goods inventory with a carrying value of less than $25,000, all of the Inventories consist of raw materials and work in process inventories purchased or built by the Company only in support of firm customer backlog.

SECTION 3.11      BACKLOG; CUSTOMERS.

                  (a) Schedule 3.11(a) sets forth a complete and correct listing of the amount of firm customer backlog by customer as of the Closing Date, and calendar year of scheduled delivery. As used in this Agreement, "firm customer backlog" means purchase orders or contracts from customers of the Company with fixed prices, fixed quantities and fixed delivery dates. The Company has not received any notification from any customer that any of such firm customer backlog may be canceled or rescheduled.

                  (b) Except as set forth on Schedule 3.11(b), the Company has not received notice from any customers that any such customer intends materially to reduce the purchase of products from the Company in the future, relative to its historic past practice.

SECTION 3.12      NO UNDISCLOSED LIABILITIES.

         Except as set forth in Schedule 3.12, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

SECTION 3.13      ABSENCE OF CERTAIN CHANGES.

                  (a) Except as disclosed on Schedule 3.13, since December 31, 1998, there has not occurred:

                           (i) Any adverse change in the assets, liabilities
(whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company not reflected in the Financials and that has resulted in or may result in a material loss to the Company;

                           (ii) Any guarantee by the Company of any obligation,
or any mortgage, pledge or encumbrance on any of the properties or assets of the Company;

                           (iii) Any amendment or modification of any Material
Contract, or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

                           (iv) Any transaction by the Company, whether or not
covered by the foregoing, not in the ordinary course of business, including, without limitation, any purchase or sale of any assets;

                           (v) Any alteration in the manner of keeping the
books, accounts or records of the Company, or in the accounting principles, policies or procedures therein reflected;

                           (vi) Any loss or threatened loss of a customer or
customers;

                           (vii) Any material increase in the salary, wages,
vacation pay, sick pay, bonuses or other compensation of any employee, consultant, representative or agent;

                           (viii) Any transactions involving any of the Sellers
or their Affiliates, and the Company;

                           (ix) Any change in the capital structure of the
Company, including any grant or exercise of warrants, options or other rights to acquire stock, the issuance or repurchase or redemption of any shares of capital stock or otherwise, or the declaration or payment of any dividends or distributions;

                           (x) Any payment of any fees or other compensation to
directors;

                           (xi) Any loans or guarantees of indebtedness, or the
incurrence of any indebtedness generally, by the Company;

                           (xii) Any material damage or destruction to, or loss
of, any assets or property owned, leased or used by the Company (whether or not covered by insurance); or

                           (xiii) Any agreement or commitment to do any of the
things described in the preceding subsections (i) - (xii) of this Section
3.13(a).

                  (b) In the event of a change in accounting principles, policies or procedures, Schedule 3.13 sets forth a complete and correct description of each such change in accounting principles, policies and procedures, including, but not limited to, the date of such change, the reason for such change, a description of such change and the effect of such change on the financial results of the Company as reflected in the Financials.

SECTION 3.14      PROGRESS PAYMENTS.

         The Company has not received any progress payments, milestone payments, advance payments, deposits or other similar payments from customers (collectively, "Progress Payments") with respect to the Contracts. All Progress Payment requests submitted by the Company have been in material compliance with the contractual terms and with applicable U.S. Government laws and regulations, including but not limited to, the FAR and related cost accounting standards.

SECTION 3.15      ENVIRONMENTAL MATTERS.

                  (a) The Company has complied and is in compliance in all material respects with all applicable Environmental Protection Laws pertaining to any of its properties and assets at which the business of the Company has ever been conducted, and the use and ownership thereof. No violation by the Company is being alleged of any applicable Environmental Protection Law relating to any of the properties and assets at which the business of the Company has ever been conducted or the use or ownership thereof.

                  (b) Neither the Company nor any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and the Company is not subject to, any liability or obligation on the part of the Company or any of its Affiliates, relating to (i) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by the Company or any predecessor thereto at the present time or in the past including without limitation, the air, soil and groundwater conditions at such properties or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Regulated Substance.

                  (c) The Company has disclosed and made available to Parent and Newco all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Company relating to (i) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by the Company or any predecessor in interest thereto at the present time or in the past, and (ii) any Regulated Substance used, managed, handled, transported, treated, generated, stored, disposed of or released by the Company or any other Person in connection with the use or operation of any of the business, properties or assets of the Company.

SECTION 3.16      INTANGIBLE PERSONAL PROPERTY.

         Schedule 3.16 sets forth (i) a complete and correct list of each patent, patent application, copyright, copyright application, trademark, trademark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") owned by or used in the business of the Company, and (ii) a complete and correct list of all licenses or similar agreements or arrangements ("Licenses") to which the Company is a party either as licensee or licensor for each such item of Intangible Personal Property. The conduct by the Company of its businesses, and the manufacture and sale by the Company of its products, does not conflict with, infringe upon or violate any patent, copyright, trademark, registration or other intellectual property right of any other person or entity.

SECTION 3.17      LABOR AND EMPLOYMENT AGREEMENT.

         The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company. Since January 1, 1996, there has not occurred or, to the knowledge of the Company, have there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, or to the knowledge of the Company, threatened. The Company has complied with all provisions of applicable law pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, the Consolidated Omnibus Budget Reconciliation Act (commonly known as "COBRA"), equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of the Parent, Newco or the Company, and has not had or resulted in, and will not have or result in, an adverse effect on the business, operations or prospects of the Company.

SECTION 3.18      EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Schedule 3.18 lists, with respect to the Company, any subsidiary of the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), whether written or unwritten, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee in excess of $5,000, any loans to officers and directors, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) all current or former employment agreements, executive compensation or severance agreements for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

                  (b) The Company has furnished to Parent and Newco a copy of
(i) each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, funding arrangements, employee booklets, summary plan descriptions, amendments, other authorizing documents, summaries of material modifications, any material employee communications relating thereto and, if unwritten, a summary of plan provisions), (ii) with respect to each Company Employee Plan that is subject to ERISA reporting requirements, copies of the Form 5500 for the three most recent plan years, including all schedules attached thereto and actuarial reports, if any, (iii) the most recent determination letter received from the IRS, (iv) the most recent application for a determination letter filed with the IRS, (v) the latest actuarial valuations, (vi) the latest financial statements, and (vii) in the case of any stock options or stock appreciation rights issued under any Company Employee Plan, a list of holders, dates of grant, number of shares, the exercise price per share and dates exercisable.

                  (c) Any Company Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Sections 401(a) or 501(c)(9).

                  (d) With respect to each and every Company Employee Plan, (i) there are no promises express or implied to provide retiree medical or other retiree welfare benefits to any person, (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) each has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each subsidiary or ERISA

Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans, (iv) neither the Company nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans, (v) all contributions required to be made by the Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years, (vi) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) no Company Employee Plan is covered by, and neither the Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation or liability under, any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

                  (e) With respect to any Group Health Plan (as defined in
Section 5000(b)(1) of the Code) maintained by the Company or any subsidiary or ERISA Affiliate, each such plan has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. The Company is not obligated to provide health care or other welfare benefits of any kind to its retired or former employees or their dependents, or to any person not actively employed by it, pursuant to any agreement or understanding.

                  (f) There are no contracts, agreements, plans or arrangements covering any of the Company's employees with "change of control" or similar provisions. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider. There is no contract, agreement, plan or arrangement covering the Company or any employee, that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

                  (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

SECTION 3.19      MATERIAL CONTRACTS AND RELATIONSHIPS.

                  (a) Except for agreements specifically identified on other Schedules, Schedule 3.19(a) sets forth a complete and correct list of the following:

                           (i) All agreements (or groups of agreements with one
or more related entities) between the Company and any customer or supplier in excess of $10,000 and all agreements and blanket purchase orders extending beyond one year;

                           (ii) All credit and loan agreements, promissory
notes, and other obligations in respect of borrowed money;

                           (iii) All guarantees, letters of credit, performance
or other bonds, and any other financial instruments;

                           (iv) All general or special powers of attorney;

                           (v) All agreements that create or continue any claim,
lien, charge or encumbrance against, or right of any third party with respect to, any of the assets of the Company;

                           (vi) All agreements by which the Company leases any
capital equipment and all other leases involving the Company as lessee or lessor;

                           (vii) All agreements to which the Company is a party
not in the ordinary course of business;

                           (viii) All agreements to which the Company, on the
one hand, and any of the Company's Affiliates (all such Affiliates being collectively referred to herein as "Related Parties"), on the other hand, are parties or by which they are bound that relate to or are connected in any way with the Company or its operations, business or prospects;

                           (ix) All contracts or commitments relating to
commission arrangements with others;

                           (x) All license agreements, whether as licensor or
licensee;

                           (xi) All agreements between the Company and its sales
representatives, distributors and dealers;

                           (xii) All agreements between the Company and its
customers relating to volume rebates or price reductions;

                           (xiii) All other agreements to which the Company is a
party or by which it is bound and that involve $10,000 or more or that extend for a period of one year or more; and

                           (xiv) All other agreements to which the Company is a
party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company.

         As used in this Section 3.19, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of the Company required to be disclosed on Schedule 3.19(a), including agreements specifically identified in other Schedules.

                  (b) All of the Material Contracts are in full force and effect and will remain so through the Closing, and are valid and binding and enforceable in accordance with their terms in favor of the Company and against any third party that is a party thereto, except for bankruptcy and similar laws affecting the enforcement of creditors rights generally. There are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

                  (c) The Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and to the knowledge of the Company the Company will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

                  (d) The Company has maintained and continues to maintain good relations with its customers, agents and suppliers, and to the knowledge of the Company such relations will not in the foreseeable future deteriorate or suffer any changes adverse to the Company, whether as a result of the Transactions or otherwise.

SECTION 3.20      ABSENCE OF CERTAIN BUSINESS PRACTICES.

         Neither the Company nor any employee, agent or other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign): (i) that would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) the past non-payment of which would have had a material adverse effect on the Company.

SECTION 3.21      TRANSACTIONS WITH RELATED PARTIES.

         Except as set forth on Schedule 3.21, (i) there have been no transactions by the Company with any Related Party since December 31, 1996, (ii) there are no agreements or understandings now in effect between the Company and any Related Party and (iii) no expenses of the Company have been paid by a Related Party, and no non-business expenses of a Related Party have been paid by the Company. In addition, none of the transactions with the Company or Related Parties that have occurred since December 31, 1996 has provided to the Company assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 3.21 also (i) states the amounts due from the Company to any Related Party and the amounts due from any Related Party to the Company, (ii) describes the transactions out of which such amounts due arose and (iii) describes any interest of any Related Party in any supplier or customer of, or any other entity that has had business dealings with, the Company since December 31, 1996. After the Closing, there will be no obligations or other liabilities, including inter-company obligations, between the Company, on the one hand, and any Related Party, on the other hand, other than as specifically contemplated by this Agreement.

SECTION 3.22      COMPLIANCE WITH LAWS.

         The operation, conduct and ownership of the property or business of the Company is being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to the Company. Without limiting the foregoing, the operation, conduct and ownership of the property or business of the Company is being, and has at all times been, conducted in full compliance with all laws, rules and regulations relating to United States government contracts and subcontracts, including but not limited to the FAR and related cost accounting standards. The Company has not engaged in defective pricing with respect to United States government contracts or subcontracts.

SECTION 3.23      REGULATORY APPROVALS.

         The Company is in compliance with Federal regulations governing the manufacture and distribution of medical devices, including but not limited to: registration and listing pursuant to 21 CFR 801; Quality procedures pursuant to 21 CFR 820; Medical Device Reporting pursuant to 21 CFR 803; device clearances for all products sold pursuant to 21 CFR 807 or compliance with exemptions permitted thereunder. Schedule 3.23(a) sets forth all Notices of Inspections, (FD482) issued by the Federal FDA or the State of Texas Health Department, and all resultant Inspectional Observations issued, (FD483). Schedule 3.23(b) sets forth all Letters of Substantial Equivalence issued by FDA on products sold, or otherwise promoted, by the Company.

SECTION 3.24      LITIGATION.

         Except as set forth on Schedule 3.24, there is, and during the past three (3) years there has been, no legal, administrative, arbitration or other proceeding, or any governmental investigation pending or, to the knowledge of the Company, threatened against or otherwise affecting the Company, or any of its assets, and to the best knowledge of the Company there is no fact that might reasonably be expected to form the basis for any such proceeding or investigation.

SECTION 3.25      TAXES.

         Except as set forth on Schedule 3.25:

                  (a) The Company has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof, and has paid all Taxes as due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. The Tax returns and reports filed are true and correct in all material respects and reflect accurately all liability for Taxes for the periods covered thereby;

            (b) The Company has not received notice that the IRS or any other taxing authority has asserted against it any deficiency or claim for additional Taxes in connection therewith;

            (c) All Tax deficiencies asserted or assessed against the Company have been paid or finally settled and no issue has been raised by the IRS or any other taxing authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods which have not been examined by the IRS or any other taxing authority;

            (d) There is no pending or, to the best knowledge of the Company, threatened action, audit, proceeding, or investigation with respect to: (i) the assessment or collection of Taxes or (ii) a claim for refund made by the Company with respect to Taxes previously paid;

            (e) All amounts that are required to be collected or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

            (f) The Company has not waived any statute of limitations with respect to the assessment of any Tax; and

            (g) There are no liens for Taxes due and payable upon any assets of the Company.

SECTION 3.26 INSURANCE.

      Schedule 3.26 sets forth a complete and correct list of all insurance policies and of all claims made by the Company on any liability or other insurance policies (or to the extent the Company is self insured that would have been made on such policies) during the past five years. No notice or other communication has been received by the Company from any insurance company within the five years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the best knowledge of the Company, no such cancellation, amendment or increase of premiums is threatened.

SECTION 3.27 NO BROKERAGE FEES.

      No Person is entitled to any brokerage or finder's fee or other commission from Sellers or the Company in respect of this Agreement or the Transactions.

SECTION 3.28 PRODUCT WARRANTY AND LIABILITY.

      Each product designed, used, manufactured, supplied, sold or leased by the Company and all services performed by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability, and there is no basis for any present or future action, suit or proceeding giving rise to any liability, for replacement or repair thereof or other damages in connection therewith, subject only to returns of product for warranty in the ordinary course of business consistent with past experience. The Company has no liability arising out of any injury to persons or property as a result of any products of the Company designed, used, manufactured, supplied, sold or leased or any services relating to or in connection with such products. The Company has not received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products of the Company or services relating to or in connection with such products are or were defective in any way.

SECTION 3.29 CONSENTS AND APPROVALS.

      Except as set forth on Schedule 3.29, the execution and delivery of this Agreement by Sellers, and the Company do not, and the performance of the Transactions contemplated by this Agreement by Sellers, and the Company will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other Person.

SECTION 3.30 BANK ACCOUNTS.

       Schedule 3.30 is a true and complete list of all accounts maintained by the Company with any bank, brokerage house or other financial institution. Such
Schedule 3.30 lists for each such account the name and address of the financial institution, the name and telephone number of the principal contact person at such institution, the nature of the account, the account number, the name of the account holder, the names of each person with authority to draw on such account or to have access to such account, and any passwords or other information necessary to provide access to such account or to change the persons authorized to draw on the account.

SECTION 3.31 SECURITIES MATTERS.

            (a) Sellers understand that (i) neither the Stock Consideration issued by Parent, nor the offer and sale thereof, have been registered or qualified under the Securities Act of 1933, as amended, or any state securities or "Blue Sky" laws, on the ground that the sale provided for in this Agreement and the issuance of stock hereunder is exempt from registration and qualification under Section 4(2) of the Securities Act of 1933, as amended, and
(ii) Parent and Newco's reliance on such exemptions is predicated on Sellers' representations set forth herein.

            (b) The Sellers acknowledge that an investment in Parent involves a high degree of risk, lack of liquidity and substantial restrictions on transferability and that Sellers may lose their entire investment in the Stock Consideration issued by Parent (the "SECURITIES").

            (c) Parent has made available to Sellers or Sellers' advisors information for the purpose of evaluating the merits and risks of the investment in the Securities, and Sellers have received from Parent all information requested. Sellers have had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the Securities and the business, properties, plans, prospects, and financial condition of Parent and to obtain additional information as Sellers have deemed appropriate for purposes of investing in the Securities pursuant to this Agreement.

            (d) Sellers, personally or through advisors, have expertise in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to Parent and have sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in Parent. In connection with the purchase of the Securities, Sellers have relied solely upon independent investigations made by Sellers, and have consulted its own investment advisors, counsel and accountants. Sellers have adequate means of providing for current needs and personal contingencies, and have no need for liquidity and can sustain a complete loss of the investment in the Securities.

            (e) The Securities to be issued by Parent hereunder will be acquired for Sellers' own account(s), for investment purposes, not as a nominee or agent, and not with a view to or for sale in connection with any distribution of the Securities in violation of applicable securities laws.

            (f) Sellers understand that no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of the investment in the Securities.

            (g) Neither the Company nor Sellers have received any general solicitation or general advertising concerning the Securities, nor is the Company or any Seller aware of any such solicitation or advertising.

SECTION 3.32 INDEBTEDNESS.

      Schedule 3.32 lists each person or entity that owns any direct or indirect debt interest (other than accounts payable incurred in the ordinary course of the Company's business) in the Company (including, without limitation, any indebtedness for borrowed money, whether or not evidenced by a note or other written instrument) and a description of each such debt interest.

SECTION 3.33 DISCLOSURE.

      The information provided by Sellers or the Company in connection with this Agreement, including, without limitation, the schedules hereto, and in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Sellers or the Company to Parent or Newco pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

      Parent and Newco hereby represent and warrant to Sellers that:

SECTION 4.1 ORGANIZATION.

      Parent and Newco are duly organized, validly existing and in good standing under the laws of their respective states of incorporation with full corporate power and authority to own or lease their properties and to conduct their business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Parent and Newco are qualified to do business and are in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used, or the nature of the activities conducted, requires such qualification, except where the failure to be qualified, if required, could not result in a material liability for Parent or Newco.

SECTION 4.2 AUTHORITY OF PARENT AND NEWCO.

      Parent and Newco have all necessary authority and power to enter into this Agreement and to carry out the Transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Newco and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary corporate action and no other action on the part of Parent or Newco is required in connection therewith. This Agreement constitutes a valid and binding obligation of Parent and Newco, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not, and the performance of the Transactions contemplated hereby will not, directly or indirectly:

            (i) violate any provision of the Articles of Incorporation or the Bylaws of Parent or Newco;

            (ii) violate any laws of the United States, or any state or other jurisdiction applicable to Parent or Newco or require Parent or Newco to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

            (iii) result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Newco is a party or by which it or its properties is bound.

SECTION 4.3 NO BROKERAGE FEES.

      No Person is entitled to any brokerage or finder's fee or other commission from Parent or Newco in respect of this Agreement or the Transactions.

SECTION 4.4 STOCK CONSIDERATION.

      When issued and delivered to Sellers as contemplated hereunder, the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any liens, claims or encumbrances attributable to Parent or Newco.

SECTION 4.5 DISCLOSURE.

      The information provided by Parent and Newco in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Parent or Newco to Sellers pursuant hereto were or will be complete and accurate records of such documents.

SECTION 4.6 CONSENTS AND APPROVALS.

      Except as set forth on Schedule 4.6, the execution and delivery of this Agreement by Parent and Newco does not, and the performance of the transactions contemplated by this Agreement by Parent and Newco will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other Person, except where the failure to make or obtain any such filing, notification, consent, approval, authorization or permit would not have a material adverse effect on the aggregate business and operations of Parent and Newco.

SECTION 4.7 KNOWLEDGE AND EXPERTISE.

      Parent and Newco acknowledge that each has sufficient knowledge and expertise in business and financial matters to evaluate the merits and risks associated with the transactions contemplated by this Agreement. Parent and Newco each have made its respective decisions to enter into this Agreement and to consummate the "Transactions" without relying upon any express or implied warranties and representations from Sellers, Company, and Sellers except as set forth in this Agreement.



                                    ARTICLE V
                      CERTAIN AGREEMENTS AND UNDERSTANDINGS

SECTION 5.1 COLLECTION OF OTHER ASSETS.

      Subsequent to the Closing, Sellers agree that they will promptly transfer or deliver to Parent and Newco from time to time, any assets, cash or other property that Sellers may discover or receive with respect to any contracts, commitments, sales orders, purchase orders or any other items of the Company.

SECTION 5.2 CONDUCT OF BUSINESS.

      From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Parent and Newco in writing, the Company will and, Sellers will cause the Company to:

            (a) carry on the business of the Company in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that the goodwill and going business of the Company shall be in all material respects unimpaired following the Closing;

            (b) not offer any payment discounts to customers or take any other actions to collect accounts receivable other than in the ordinary course of business consistent with prior practice;

            (c) purchase raw materials, supplies and inventory, and build work in process inventory in the ordinary course of business consistent with prior action, and as necessary to timely deliver product to customers under firm customer backlog and with respect to orders anticipated from customers;

            (d) not pay any salary, wages, vacation pay, sick pay, bonuses or other compensation except in the ordinary course of business consistent with prior practice;

            (e) pay accounts payable and other obligations of the Company when they become due and payable in the ordinary course of business consistent with prior practice;

            (f) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Company, and comply in all material respects with all laws applicable to the Company in its business or operations;

            (g) not enter into or assume any material agreement, contract or instrument relating to the Company, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

            (h) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee, director, consultant or agent of the Company or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, director, consultant, or agent;

            (i) not sell, transfer or convey any of the Company's assets except in the ordinary course of business;

            (j) not make any dividend or distribution to any holder of the Shares or repurchase or redeem any of the Shares; and

            (k) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Sections 3.12 or 3.24.

SECTION 5.3 NO SOLICITATION.

            (a) On and after the date hereof, neither the Company nor any Seller, nor will the Company permit any of its officers, employees, shareholders, agents, or representatives (including, without limitation, investment bankers, attorneys and accountants) directly or indirectly, to (i) initiate, solicit or encourage any inquiries or proposals by, or (ii) enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning the Company's business and properties to, or (iii) afford any access to the Company's properties, books and records to, any corporation, partnership, person, or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale or transfer of any of the Company's capital stock or a merger, consolidation or sale of all or a substantial portion of the Company's assets, or any similar transaction (a "Material Transaction"). The Company and/or the Sellers, as the case may be, will provide written notice to Parent and Newco immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming. The notice will identify the third party, the particulars of the discussions, inquiries or proposal, and copies of all relevant written materials.

            (b) In the event that the Company or any Seller breaches the covenants set forth in the preceding paragraph or receives an Acquisition Proposal during the term of this Agreement and the Company or any Seller subsequently enters into a Material Transaction within one (1) year of the date hereof either with the party (or an affiliate thereof) to or with whom disclosures, discussions or negotiations were made or entered into, or the party (or an affiliate thereof) making such Acquisition Proposal, then Parent shall, immediately upon the execution of documentation relating to such Material Transaction, be entitled to receive a cash payment from the Company in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

SECTION 5.4 ACCESS AND INFORMATION.

      So long as this Agreement remains in effect, the Company and Sellers will, and will cause each of their respective Affiliates, accountants, counsel, consultants, employees and agents to, give and provide Parent and Newco and Parent and Newco's accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Company and its businesses and operations, as Parent and Newco shall from time to time reasonably request for the purpose of Parent and Newco's due diligence investigation. In addition, the Company and Sellers will permit Parent and Newco and their accountants, counsel, consultants, employees and agents reasonable access to such personnel of the Company during normal business hours as may be necessary or useful to Parent and Newco in their review of the properties, assets and business affairs of the Company and the above-mentioned documents, records and information. The Company and Sellers will keep Parent and Newco generally informed as to the affairs of the Company.

SECTION 5.5 PUBLIC ANNOUNCEMENTS.

      Except as required by applicable law, Sellers and the Company, and each shall not permit any Affiliate to make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Parent and Newco.

SECTION 5.6 CONFIDENTIALITY.

      For purposes hereof, the Company and Sellers will keep the matters contemplated herein and all information provided by Parent and Newco related to Parent and Newco and the Transactions confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Parent and Newco will keep the matters contemplated herein and all information provided by the Company and Sellers, related to the Company and the business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Parent, Newco and the Company shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. If this Agreement terminates without consummation of the Closing, the Company and Sellers, Parent and Newco shall, and shall cause their Affiliates to, each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby and Parent or Newco's business plans (the "Information"), other than Information that: (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; or (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Parent and Newco, on the one hand, and Sellers, and the Company, on the other, shall return to the other all material containing or reflecting the Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

SECTION 5.7 FURTHER ACTIONS.

            (a) The Company and Sellers agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date, including without limitation obtaining the certificates and other documents specifically referred to in Section 2.5(a).

            (b) The Company and Sellers will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Company pursuant to applicable law in connection with the transactions contemplated hereby.

            (c) The Company and Sellers as promptly as practicable, will obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consents required under any Contract and all consents listed on Schedule 3.29) necessary to be obtained in order to consummate the Merger, and to permit the Surviving Corporation to continue the business and operations of the Company after the Effective Date.

            (d) At all times prior to the Closing, the Company and Sellers shall promptly notify Parent and Newco in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Section 6.2 to be satisfied, promptly upon either of them becoming aware of same.

            (e) Prior to Closing, the Company and Sellers shall cause the ownership of any assets used in the business of the Company as of the date hereof, including any such intellectual property, owned by any Affiliate of the Company to be transferred to the Company without encumbrance.

            (f) Prior to the Closing, the Company and Sellers shall cause the Company to take such actions as may be necessary to terminate any Employee Benefit Plans.

SECTION 5.8 DOCUMENT RETENTION

      Prior to the Closing Date the Company shall properly maintain its books and records as necessary or appropriate to the filing of the Tax returns described in this Agreement, and on or before the Closing Sellers shall cause all such books and records and all other books and records related to the Company's Tax returns and Tax matters to be delivered to the Parent and Newco. Newco shall cause the Company to retain all such books and records delivered as provided hereunder until the expiration of the statute of limitations (including any waivers or extensions thereof) with respect to the taxable periods to which the Tax returns relate.



                                   ARTICLE VI
                               CLOSING CONDITIONS

SECTION 6.1 CONDITIONS TO OBLIGATION OF SELLERS.

      The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of Parent and Newco set forth herein shall be true and correct at and as of the Closing Date;

            (b) Parent and Newco shall have fully performed and complied with all of its covenants hereunder through the Closing;

            (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) Parent and Newco shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 6.1 (a)-(c) is satisfied in all respects;

            (e) At Closing, Parent shall deliver to Sellers the Cash Consideration, minus the Holdback and a certificate stating the number of Unregistered Shares that will be paid in satisfaction of the Stock Consideration, with the actual certificates to be delivered within 5 business days from the Closing Date;

            (f) Parent will pay off all debt listed in Schedule 6.1; and

            (g) All actions to be taken by Parent and Newco in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, as provided in Sections 2.5(b) and 2.5(c) or otherwise, will be reasonably satisfactory in form and substance to Sellers. Sellers may waive any condition specified in Section 6.1 if they each execute a writing so stating at or prior to the Closing.

SECTION 6.2 CONDITIONS TO OBLIGATION OF PARENT AND NEWCO.

      The obligation of Parent and Newco to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of the Company and Sellers set forth herein shall be true and correct at and as of the Closing Date;

            (b) The Company and Sellers shall have performed and complied with all of their respective covenants hereunder through the Closing;

            (c) The Company and Sellers shall have procured all of the consents and approvals specified in Schedule 3.29;

            (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Parent or Newco to own the Shares or to operate the businesses of the Company;

            (e) The Company and Sellers shall each have delivered to Parent and Newco a certificate to the effect that each of the conditions specified above in
Section 6.2(a)-(d) is satisfied in all respects;

            (f) Parent and Newco shall be satisfied in their sole discretion with the results of its due diligence investigation of all aspects of the Company and its business; and

            (g) All actions to be taken by the Company and Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, as provided in Section 2.5(a) or otherwise will be reasonably satisfactory in form and substance to Parent and Newco. Parent and Newco may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE VII
                                 INDEMNIFICATION

SECTION 7.1 INDEMNIFICATION BY SELLERS.

      Sellers shall indemnify and hold harmless the Company and Parent and Newco and each of their Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, actual attorneys', accountants' and consultants' fees and other expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) incurred by the Company, Parent or Newco or their respective Affiliated Parties, in connection with, arising out of, or resulting from, any or all of the following (collectively, "Indemnified Damages"):

            (a) Any breach (or any allegation by a third party that, if true, would constitute a breach) of any representation or warranty made by Sellers or the Company in this Agreement or pursuant hereto or in any document or instrument delivered by Sellers or the Company pursuant hereto;

            (b) Any misrepresentation contained in any written statement or certificate furnished by any Seller or the Company pursuant to this Agreement or in connection with the Transactions;

            (c) Any breach of any covenant, agreement or obligation of Sellers or the Company contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto;

            (d) Any litigation, administrative proceeding, investigation, claim, suit, cause of action, dispute, audit or arbitration to the extent arising out of or based upon the conduct of the business of the Company prior to Closing (including, without limitation, the supply, distribution and sale of all products and services); or

            (e) (i) Any Taxes of the Company or its Affiliates relating to periods before the Closing Date in excess of the provision for unpaid taxes reflected on the Interim Balance Sheet ("Excess Taxes"), (ii) any Taxes arising in connection with the Transactions, (iii) any liability of the Company for Taxes of any other Person, as a transferee or successor, by contract or otherwise and (iv) any Taxes of the Company arising from or relating to a change in the method of accounting from a cash and/or hybrid method to an accrual method, whether such Taxes are owed in respect to periods before the Closing or after the Closing.

      No claim, demand, suit or cause of action shall be brought against the Seller under Section 7.1 unless and until the aggregate amount of claims under this Section exceeds $10,000, in which event the Company, Parent or Newco and their respective Affiliated Parties shall be entitled to indemnification only for all such claims.

      None of the rights to indemnification provided by this Section 7.1 shall be limited, mitigated or in any manner nor to any extent ameliorated or diminished by virtue of Parent or Newco having conducted, or having had the right to conduct, a due diligence investigation, nor by any information actually or purportedly received or made available to Parent or Newco which is not a part of this Agreement.

SECTION 7.2 INDEMNIFICATION BY PARENT AND NEWCO.

      Parent and Newco shall indemnify and hold harmless Sellers in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, actual attorneys', accountants' and consultants' fees and other expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) incurred by Sellers, in connection with, arising out of, or resulting from, any or all of the following:

            (a) Any breach (or any allegation by a third party that, if true, would constitute a breach) of any representation or warranty made by Parent or Newco in this Agreement or pursuant hereto or in any document or instrument delivered by Parent or Newco to Sellers pursuant to this Agreement;

            (b) Any misrepresentation contained in any written statement or certificate furnished by Parent or Newco pursuant to this Agreement or in connection with the Transactions;

            (c) Any breach of any covenant, agreement or obligation of Parent or Newco contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto; or

            (d) Any litigation, administrative proceeding, investigation, claim, suit, cause of action, dispute, audit or arbitration to the extent arising out of or based upon the conduct of the business of the Company after Closing.

            No claim, demand, suit or cause of action shall be brought against Parent or Newco under this Section unless and until the aggregate amount of claims under this Section exceeds $10,000, in which event, Sellers shall be entitled to indemnification from Parent and Newco for all such claims.

SECTION 7.3 CLAIMS FOR INDEMNIFICATION.

      Whenever any claim shall arise for indemnification hereunder, the party or parties entitled to indemnification (the "indemnified party") shall promptly notify the party or parties obligated to provide indemnification (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudice the indemnifying party. In the event of any claim for indemnification hereunder resulting from, arising out of, or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

SECTION 7.4 DEFENSE CLAIMS.

      In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if:

            (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) calendar days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim;

            (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder;

            (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief; and

            (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party.

      The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld, delayed or conditioned. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party on a monthly basis for the actual fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

SECTION 7.5 INTEREST.

      Any amount of money owed by an indemnifying party to an indemnified party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect (or, if less, the maximum rate permitted by law), from the date that the loss or damage was sustained or cash disbursement made by the indemnified party until such amount is paid by the indemnifying party.

SECTION 7.6 MANNER OF INDEMNIFICATION.

      All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

SECTION 7.7 ADDITIONAL LIMITATIONS ON INDEMNIFICATION.

            (a) No claim for indemnification shall be made by Parent or Newco pursuant to Section 7.1 or by Sellers pursuant to Section 7.2 if made more than three (3) years after the Closing Date.

            (b) Notwithstanding the provisions of this Section 7.7 to the effect that an indemnifying party's obligations under such section shall expire at the specified time set forth herein, such obligations shall continue: (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such specified time and identified as a claim for indemnification pursuant to this Agreement, and (ii) as to any matter that is based upon fraud or willful misconduct by the indemnifying party, until such time as such claims and matters are resolved.

SECTION 7.8 RELEASE OF CLAIMS AGAINST THE COMPANY.

            (a) In consideration of and subject to the terms of this Agreement, Sellers on behalf of themselves and their Affiliates and all persons acting by, through, under or in concert with them, if any, effective as of the Closing release and discharge the Company, Parent and Newco and their respective Affiliates from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which Sellers and their Affiliates now have or as may hereinafter arise against the Company, whether matured or contingent, and whether known or unknown. In no event shall the Sellers' rights hereunder arising out of or relating to any representations or warranties made by Parent or Newco in this Agreement be affected in any way by the release in this Section 7.8.

            (b) In connection with the release contained in this Section 7.8, Sellers (on behalf of themselves and their Affiliates and all Persons acting by, through, under or in concert with them, if any) hereby expressly waive the benefits of Section 1542 of the California Civil Code, which provides that:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE AGREEMENT, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Section 7.8 releases any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions to the maximum extent permitted by law. Sellers acknowledge that they understand and acknowledge the significance and consequences of such specific waiver of Section 1542.

                                  ARTICLE VIII
                                   TERMINATION

SECTION 8.1 TERMINATION.

      This Agreement may be terminated at any time prior to the Closing Date:

            (a) by the written agreement of Parent and Newco on the one hand and the Sellers on the other hand;

            (b) by Parent and Newco by written notice to the Company and Sellers if: (i) the representations and warranties of Sellers or the Company shall not have been true and correct in all respects as of the date when made, or (ii) if any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on January 21, 2000, unless such failure shall be due to the failure of Parent or Newco to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

            (c) by Sellers, by written notice to Parent and Newco if: (i) the representations and warranties of Parent or Newco shall not have been true and correct in all respects as of the date when made, or (ii) if any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on January 21, 2000, unless such failure shall be due to the failure of Sellers or any of them to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

SECTION 8.2 EFFECT OF TERMINATION.

      In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates except for any liability resulting from such party's breach of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1 FEES AND EXPENSES.

      Sellers, on the one hand, and Parent and Newco, on the other hand, will bear their own expenses in connection with the negotiation and the consummation of the Transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by such party. Neither the Company nor Parent nor Newco shall assume, directly or indirectly, any of Sellers' or the Company's fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, due diligence, or consummation of the transactions contemplated by this Agreement. At Sellers' option, all or any portion of such expenses of Sellers and the Company may be paid at Closing by the Company, in which event the cash portion of the Purchase Price referred to at Section 2.2(a) shall be reduced dollar-for-dollar by the amount of all such expenses paid and accrued and payable.

SECTION 9.2 NOTICES.

      All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Parent or Newco:        I-Flow Corporation
                              20202 Windrow Dr.
                              Lake Forest, California 92630
                              Facsimile:  (949) 206-2603
                              Attention:  President and Chief Executive Officer

With a concurrent copy to:    Gibson, Dunn & Crutcher LLP
                              4 Park Plaza
                              Irvine, California 92614
                              Facsimile:  (949) 451-4200
                              Attention:  Mark W. Shurtleff, Esq.

If to Sellers:                To the address of each such Seller as set forth
                              opposite his, her or its name on Exhibit A.

If to the Company:            Spinal Specialties, Inc.
                              12001 Network, Building F, Suite 208
                              San Antonio, Texas  78249
                              Facsimile:  (210) 558-8101
                              Attention:  Michael Wakely and Robert B. Keahey


With a concurrent copy to:    R. Bryan Stone
                              Law Offices of Stone & Stone
                              900 Tower II
                              555 N. Carancahua
                              Corpus Christi, TX 78478
                              Facsimile:  (361) 884-3853


SECTION 9.3 ATTORNEYS' FEES AND COSTS.

      Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party actual attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

SECTION 9.4 ASSIGNABILITY AND PARTIES IN INTEREST.

      This Agreement shall not be assignable by any of the parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

SECTION 9.5 GOVERNING LAW.

      This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

SECTION 9.6 COUNTERPARTS.

      This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 9.7 COMPLETE AGREEMENT.

      This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

SECTION 9.8 MODIFICATIONS AMENDMENTS AND WAIVERS.

      This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

SECTION 9.9 DUE DILIGENCE INVESTIGATION; KNOWLEDGE.

      All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be to the "knowledge of Sellers or the Company" or similar such language, such reference shall mean that any one or more of the Sellers know or should have known of the existence or non-existence of such fact based upon a reasonable investigation and inquiry of the books and records, employees, accountants and attorneys of the Company.

SECTION 9.10 LIMIT ON INTEREST.

      Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

SECTION 9.11 POST CLOSING MATTERS; FURTHER ASSURANCES.

      Each party shall promptly execute and deliver such further instruments and take such further actions as any other party may reasonably require or request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereunder.

SECTION 9.12 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

            (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

            (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed simply and in accordance with its fair meaning, and not strictly for or against any party.

SECTION 9.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      The various representations and warranties made by Parent, Newco, Sellers, and the Company hereunder will survive for a period of three (3) years from the date of this Agreement.

SECTION 9.14 ARBITRATION.

            (a) Any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in Orange County, California in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The parties expressly provide that the provisions of Section 1283.05 of the California Code of Civil Procedure are incorporated into, and made a part of, this Section 9.14. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

            (b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 9.14, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the County of Orange, State of California. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.14.

SECTION 9.15 SEVERABLE PROVISIONS.

      The terms, provisions and covenants of this Agreement are severable, and if one or more terms or provisions are determined to be unenforceable, in full or part, by a court of competent jurisdiction, the validity of the remaining provisions, including any partially unenforceable terms or provisions, to the extent enforceable, shall not be affected in any respect whatsoever.









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                                       44

      IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                    PARENT:

                                    I-FLOW CORPORATION,
                                    a California corporation


                                    By:
                                       -----------------------------------------
                                          Donald M. Earhart
                                          President and Chief Executive Officer

                                    NEWCO:

                                    SPINAL ACQUISITION CORP.,
                                    a Delaware corporation


                                    By:
                                       -----------------------------------------
                                          Donald M. Earhart
                                          President

                                    COMPANY:

                                    SPINAL SPECIALTIES, INC.,
                                    a Texas corporation


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    SELLERS:




                                    --------------------------------------------
                                    Michael Wakely




                                    --------------------------------------------
                                    Robert B. Keahey

                                    --------------------------------------------
                                    Robert A. Keahey




                                    --------------------------------------------
                                    Robert D. Duffet




                                    --------------------------------------------
                                    Camilla B. Doe




                                    --------------------------------------------
                                    R. Bryan Stone




                                    --------------------------------------------
                                    J. Elliot Cunningham




                                       46